EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-195972, 333-201174, 333-204012, 333-219563, and 333-237613) of The Rubicon Project, Inc. of our report dated March 16, 2020 relating to the consolidated financial statements of Telaria, Inc. and the effectiveness of Telaria, Inc.’s internal control over financial reporting, which appear in Telaria, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in the Current Report on Form 8-K/A of The Rubicon Project, Inc. filed on June 17, 2020.

/s/ BDO USA, LLP

New York, New York
June 17, 2020